PISMO COAST VILLAGE, INC.
                          FINANCIAL STATEMENTS
                               (UNAUDITED)
                SIX MONTHS ENDED MARCH 31, 1998 AND 1997


                            TABLE OF CONTENTS
                                                               PAGE

Accountant's Review Report                                        3

Financial Statements

Balance Sheet                                                   4-5

Statements of Operations and Retained Earnings (Deficit)
   (Unaudited)                                                    6

Statements of Cash Flows (Unaudited)                            7-8

Notes to Financial Statements (Unaudited)                      9-12






       9 OF 18


                       ACCOUNTANTS' REVIEW REPORT

Board of Directors
Pismo Coast Village, Inc.
165 South Dolliver Street
Pismo Beach, California 93449

We have made a review of the balance sheets of Pismo Coast Village, Inc. as of March 31, 1998 and 1997, and the related statements of operations and retained earnings (deficit) for the three and six month periods ended March 31, 1998 and 1997, and the statements of cash flows for the six month periods ended March 31, 1998 and 1997, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Pismo Coast Village, Inc.

A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an examination in accordance with generally accepted auditing standards which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We previously audited, in accordance with generally accepted auditing standards, the balance sheet as of September 30, 1997, (presented herein) and the related statements of operations and retained earnings (deficit) and cash flows for the year then ended
(not presented herein); and in our report dated October 23, 1997, we expressed an unqualified opinion on those financial statements.




Glenn, Burdette, Phillips & Bryson
Certified Public Accountants
A Professional Corporation
1150 Palm Street
San Luis Obispo, California  93401

April 20, 1998

       10 OF 18

                        PISMO COAST VILLAGE, INC.
                             BALANCE SHEETS
             MARCH 31, 1998 AND 1997 AND SEPTEMBER 30, 1997


                                 ASSETS

                           March 31, 1998  September 30,  March 31, 1997
                            (Unaudited)        1997         (Unaudited)
                                             (Audited)
Current Assets
Cash and cash equivalents   $ 381,172      $ 410,062       $ 474,456
Accounts receivable             8,025          8,467           6,371
Inventory                      70,518         69,597          60,266
Current deferred taxes         80,500         19,000          53,000
Prepaid income taxes           28,461         24,551          21,840
Prepaid expenses               42,666         48,900          40,442
                            ---------      ---------       ---------
     Total current assets     611,342        580,577         656,375

Pismo Coast Village Recreational
 Vehicle Resort and Related Assets
  Net of accumulated        5,457,107      5,569,029       5,612,190
depreciation

Other Assets                   12,261          6,619          17,396
                            ---------      ---------       ---------


     Total Assets          $6,080,710     $6,156,225      $6,285,961
                            =========      =========       =========










    See accountants' review report.

    The accompanying notes are an integral part of these financial statements.

           11-A OF 18



                  LIABILITIES AND STOCKHOLDERS' EQUITY

                           March 31, 1998  September 30,    March 31,
                            (Unaudited)        1997           1997
                                             (Audited)     (Unaudited)
Current Liabilities
Accounts payable and
   accrued liabilities         63,192         86,479          79,824
Accrued salaries and vacation  38,153         37,394          33,482
Rental deposits               380,809        184,379         335,175
Current portion of long-
term debt                                                     38,540
                            ---------      ---------       ---------
  Total current liabilities   482,154        308,252         487,021

Long-Term Liabilities
Long-term deferred taxes       73,000         74,000          72,000
Long-term debt                                               138,170
                            ---------      ---------       ---------
     Total liabilities        555,154        382,252         697,191
                            ---------      ---------       ---------

Stockholders' Equity
Common stock - no par value, issued
 and outstanding 1,800      5,647,708      5,647,708       5,647,708
 shares
Retained earnings
(deficit)                    (122,152)       126,265         (58,938)
                            ---------      ---------       ---------
 Total stockholders' equity 5,525,556      5,773,973       5,588,770
                            ---------      ---------       ---------

     Total Liabilities and Stockholders'
         Equity            $6,080,710     $6,156,225      $6,285,961
                            =========      =========       =========

       11-B OF 18


                        PISMO COAST VILLAGE, INC.
        STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
                               (UNAUDITED)
           THREE AND SIX MONTHS ENDED MARCH 31, 1998 AND 1997


                        For the Three Months       For the Six Months
                          Ended March 31,           Ended March 31,
                         1998         1997         1998         1997
Income

Resort operations      $278,884     $401,759     $692,458     $798,776
Retail operations        71,122       91,891      162,438      178,279
Interest income           3,076        3,200        6,426        7,309
                       --------     --------     --------     --------
     Total income       353,082      496,850      861,322      984,364
                       --------     --------     --------     --------

Cost and Expenses

Operating expenses      430,152      408,458      915,286      852,460
Cost of goods sold       42,610       55,099       93,898      105,974
Depreciation             78,855       75,681      162,855      151,362
Amortization                             331                       663
Interest                    100        4,825          200       10,288
                       --------     --------     --------     --------
  Total cost and
   expenses             551,717      544,394    1,172,239    1,120,747
                       --------     --------     --------     --------
Loss Before Provision for Taxes
 on Income             (198,635)     (47,544)    (310,917)    (136,383)

Income Tax Expense
(Benefit)               (27,500)     (10,000)     (62,500)     (35,000)
                       --------     --------     --------     --------

Net Loss              $(171,135)    $(37,544)    (248,417)    (101,383)
                       ========     ========

Retained Earnings (Deficit)
Beginning of period                               126,265       42,445
                                                 --------     --------
End of Period                                   $(122,152)   $ (58,938)
                                                 ========     ========

Net Loss Per Share       (95.08)      (20.86)     (138.01)      (56.32)
                       ========     ========     ========     ========




 See accountants' review report.
 The accompanying notes are an integral part of these financial statements.


       12 OF 18

                       PISMO COAST VILLAGE, INC.
                  STATEMENTS OF CASH FLOWS (UNAUDITED)
                SIX MONTHS ENDED MARCH 31, 1998 AND 1997


                                        1998              1997

  Cash Flows From Operating Activities

Net loss                                  $(248,417)             $(101,383)
Adjustments to reconcile net loss to
 net cash provided by operating activities:
  Depreciation                    $162,855              151,362
  Amortization                                              663
  Decrease (increase) in
     accounts receivable               442                 (249)
  Increase in inventory               (921)              (1,174)
  Increase in deferred taxes       (62,500)             (22,000)
  Increase in prepaid income taxes  (3,910)             (21,840)
  Decrease in prepaid expenses       6,234               20,422
  Increase in other assets          (5,642)              (5,080)
  Increase (decrease) in accounts payable and
    accrued expenses               (23,287)              12,701
  Increase (decrease) in accrued salaries and
    vacation                           759               (1,633)
  Increase in rental deposit       196,430              137,207
  Decrease in income taxes payable                      (45,000)
                                   -------              -------
     Total adjustments
                                            270,460                225,379
                                            -------                -------
     Net cash provided by operating
        activities                           22,043                123,996

Cash Flows From Investing Activities
Capital expenditures               (50,933)            (119,760)
                                   -------              -------
     Net cash used in
       investing activities                 (50,933)              (119,760)

Cash Flows From Financing Activities
Retirement of debt                                      (47,016)
                                                        -------
     Net cash used in financing activities                         (47,016)
                                             -------               -------
     Net decrease in cash
       and cash equivalents                 (28,890)               (42,780)

Cash and Cash Equivalents -
     Beginning of Period                    410,062                517,236
                                            -------                -------
Cash and Cash Equivalents -
     End of Period                        $ 381,172              $ 474,456
                                            =======                =======


See accountants' review report.
The accompanying notes are an integral part of these financial statements.

       13 OF 18


PISMO COAST VILLAGE, INC.
STATEMENTS OF CASH FLOWS (UNAUDITED)
SIX MONTHS ENDED MARCH 31, 1998 AND 1997
PAGE 2


                                        1998            1997

  Schedule of Payments of Interest and Taxes
Payments for interest                  $  200         $10,288
Payments for income tax                $5,750         $53,771












See accountants' review report.
The accompanying notes are an integral part of these financial statements.

       14 OF 18


                        PISMO COAST VILLAGE, INC.
                      NOTES TO FINANCIAL STATEMENTS
                               (UNAUDITED)
             MARCH 31, 1998 AND 1997 AND SEPTEMBER 30, 1997


Note 1 - Summary of Significant Accounting Policies

Nature of Business

Pismo Coast Village, Inc. (Company) is a recreational vehicle camping resort. Its business is seasonal in nature with the fourth quarter, the summer, being its busiest and most profitable.

Inventory

Inventory has been valued at the lower of cost or market on a first-in, first-out basis.

Depreciation and Amortization

Depreciation of property and equipment is computed using an accelerated method based on the cost of the assets, less allowance for salvage value, where appropriate. Depreciation rates are based upon the following estimated useful lives:

         Building and park improvements               5 to 40 years
         Furniture, fixtures, equipment and
           leasehold improvements                           5 to 31.5
years
         Transportation equipment                           5 to 10 years

Earnings (Loss) Per Share

The earnings (loss) per share is based on the 1,800 shares issued and outstanding.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments including certificates of deposit with a maturity of three months or less when purchased, to be cash equivalents.

Deferred  Income Tax

Deferred income taxes resulted from a timing difference in recognizing depreciation expense and net operating loss carryforward.

Revenue and Cost Recognition

The Company's revenue is recognized on the accrual basis as earned based on the date of stay. Expenditures are recorded on the accrual basis whereby expenses are recorded when incurred, rather than when paid.



       15 OF 18

PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
MARCH 31, 1998 AND 1997 AND SEPTEMBER 30, 1997
PAGE 2


Note 1 - Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

Reclassification of Previously Issued Financial Statements

Reclassification of certain accounts reported in previously issued financial statements have been made to enhance comparability with current financial statements.

Note 2 - Pismo Coast Village Recreational Vehicle Resort and Related
Assets

At March 31, 1998, September 30, 1997 and March 31, 1997, property and equipment included the following:

                                March 31,   September 30,   March 31,
                                  1998           1997          1997

  Land                          $2,680,850    $2,680,850    $2,680,850
  Building and park
     improvements                5,564,088     5,564,088     5,523,351
  Furniture, fixtures, equipment
     and leasehold improvements  1,269,625     1,214,381     1,209,979
  Transportation equipment         200,400       200,450       148,152
  Construction in progress          11,629        15,890       113,899
                                 ---------     ---------     ---------
                                 9,726,592     9,675,659     9,676,231
  Less accumulated depreciation  4,269,485     4,106,630     4,064,041
                                 ---------     ---------     ---------
                                $5,457,107    $5,569,029    $5,612,190


       16 OF 18


                        PISMO COAST VILLAGE, INC.
                      NOTES TO FINANCIAL STATEMENTS
                               (UNAUDITED)
             MARCH 31, 1998 AND 1997 AND SEPTEMBER 30, 1997
                                 PAGE 3


Note 3 - Long-Term Debt

 Long-term debt at March 31, 1998 and September 30, 1997, is zero, long-term debt at March 31, 1997, is summarized as follows:

 8%  Installment note payable, due in
     monthly installments of $125 through April 13,
     2010.  Secured by deed of trust on the storage
     lot at 2050 22nd Street, Oceano.                           $ 12,125

10.25%  Installment note payable, due in monthly
     installments of $4,426 through August 1, 2000,
     unpaid balance due in full September 1, 2000.
     Interest is variable, secured by deed of trust
     on 300 South Dolliver and 180 South Dolliver, Pismo Beach.  164,585
                                                                 -------
                                                                 176,710
       Less current portion of long-term debt                     38,540
                                                                 -------
                                                                $138,170
                                                                 =======

  Interest cost incurred was $10,288 for the six months ended March 31, 1997.



Note 4 - Operating Leases

The Company leases two pieces of property to use as storage lots. One is leased under a cancelable month-to-month lease. The other was renewed effective January 1, 1997, for five years with an option to extend for an additional five years. Monthly lease payments are currently $2,208 and are increased annually based on the Consumer Price Index. Future minimum lease payments under the second lease and an obligation to lease equipment are as follows:

                Year Ended March 31,              Amount

                      1999                         $28,968
                      2000                          28,350
                      2001                          26,496
                      2002                           6,624
                                                    ------
                     Total                         $90,438
                                                    ======

Rent expense under this agreement was $14,428 and $13,579 for the six months ended March 31, 1998 and 1997, respectively.

       17 OF 18

                        PISMO COAST VILLAGE, INC.
                      NOTES TO FINANCIAL STATEMENTS
                               (UNAUDITED)
             MARCH 31, 1998 AND 1997 AND SEPTEMBER 30, 1997
                                 PAGE 4


Note 5 - Line of Credit

The Company has a revolving line of credit for $150,000. The interest rate is variable at two percent over prime, with an initial rate of
10.50 percent expiring March 31, 1999. The purpose of the loan is to augment operating cash needs in off season months. There were no outstanding amounts as of March 31, 1998 and 1997 and September 30, 1997.

Note 6 - Common Stock

Each share of stock is intended to provide the shareholder with a minimum free use of the park for 45 days per year. If the Company is unable to generate sufficient funds from the public, the Company may be required to charge shareholders for services.

A shareholder is entitled to a pro rata share of any dividends as well as a pro rata share of the assets of the Company in the event of its liquidation or sale. The shares are personal property and do not constitute an interest in real property. The ownership of a share does not entitle the owner to any interest in any particular site or camping period.

Note 7 - Income Taxes

The provision for income taxes is as follows:
                                                March 31,   March 31,
                                                   1998        1997

             Income tax expense (benefit)       $(62,500)   $(35,000)

Effective September 30, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires, among other things, a change from the deferred to the asset-liability method of computing deferred income taxes. SFAS 109 also requires that if income is expected for the entire year, but there is a net loss to date, a tax benefit is recognized based on the annual effective tax rate.

The difference between the effective tax rate and the statutory tax rates is due primarily to the effects of the graduated tax rates and state taxes net of the federal tax benefit.

Note 8 - Subsequent Event

On April 20, 1998, the Company entered into an agreement to purchase a six acre parcel for $495,000 to store recreational vehicles. Several contingencies remain including appraisal, arranging financing and assessment of environmental impact.

       18 OF 18